Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated July 20, 2007, with respect to the statements of net assets available for benefits of the Umpqua Bank 401(k) and Profit Sharing Plan (the Plan) as of December 31, 2006 and 2005, and the related statement of changes in net assets available for benefits for the year ended December 31, 2006, which report is included in the Annual Report on Form 11-K of Umpqua for the year ended December 31, 2006.

Portland, Oregon
July 20, 2007